Filed Pursuant to Rule 424(b)(5)
Registration No. 333-114027

PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 16, 2004)

Glowpoint, Inc.

6,766,667 Shares of Common Stock
Warrants to Purchase 2,706,667 Shares of Common Stock

We are offering up to 6,766,667 shares of our common stock and warrants to purchase up to an aggregate of 2,706,667 shares of our common stock directly to one or more investors. Each investor will receive a warrant to purchase 40 shares of our common stock, at an exercise price of $2.40 per share, for every 100 shares of our common stock purchased. The warrants may be exercised either by cash payment of the exercise price or by "cashless exercise." To the extent the warrants are exercised by cashless exercise, we will not receive any additional proceeds. This prospectus supplement also covers the offer and sale of the shares of common stock issuable upon exercise of the warrants offered hereby.

Our common stock is traded on the Nasdaq National Market under the symbol "GLOW." On March 11, 2005, the last reported sale price of our common stock on Nasdaq was $1.77 per share.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page S-4 of this prospectus supplement.

	Per Share	Total
Offering Price	$1.5000	$10,150,000
Estimated transaction fees	$0.1125	$760,500
Estimated net proceeds to Glowpoint	$1.3875	$9,389,500

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 14, 2005

TABLE OF CONTENTS

Prospectus Supplement

About this Prospectus Supplement	S-3
Special Statement Regarding Forward-Looking Information	S-3
Risk Factors	S-4
Concurrent Exchange Offer	S-8
The Offering	S-8
Use of Proceeds	S-8
Description of Common Stock	S-8
Description of Warrants	S-8
Plan of Distribution	S-9
Legal Matters	S-9
Prospectus
Summary	1
Ratio of Earnings to Fixed Charges	3
Risk Factors	4
Use of Proceeds	9
Plan of Distribution	9
General Description of Securities	10
Description of Common Stock	10
Description of Preferred Stock	10
Description of Warrants	12
Description of Debt Securities	13
Experts	22
Legal Matters	22
Where You Can Find More Information	22

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we are offering to sell shares of our common stock, warrants to purchase shares of our common stock and shares of common stock issuable upon exercise of the warrants using this prospectus supplement and the accompanying prospectus. The prospectus supplement describes the specific terms of the common stock and warrants offering. The accompanying base prospectus gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus. If the description of the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of common stock or issuance of warrants. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Glowpoint," "we," "us," "our" or similar terms refer to Glowpoint, Inc. and its subsidiaries.

SPECIAL STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus include and incorporate forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included or incorporated in this prospectus supplement and the accompanying prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus supplement and the accompanying prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before deciding whether to invest in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

Risks Related To This Offering

We do not pay cash dividends.

We have never paid dividends on our common stock and do not presently intend to pay any dividends on our common stock in the foreseeable future. Under the terms of our Series B preferred stock, we are currently obligated to pay cumulative preferential dividends at a rate of 8% per annum of the stated value of $24,000 per share, and at a rate of 12% per annum commencing on July 22, 2005, payable in cash or common stock annually to holders of Series B preferred stock, and are limited in our ability to pay dividends to holders of our common stock.

Sales of our common stock may cause our stock price to decline.

The sale of shares of our common stock in the future, including the shares covered by this prospectus, may also have an adverse effect on the price of our common stock. If we sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

The exercise of outstanding options and or warrants could result in substantial numbers of additional shares being issued, which will dilute your potential ownership interest and may cause our stock price to decline.

As of March 4, 2005, there were outstanding warrants to acquire an aggregate of approximately 7,486,023 shares of common stock, and there were outstanding options to acquire an aggregate of approximately 4,913,922 shares of common stock. If exercised, these securities will dilute your percentage ownership of common stock. Certain of these securities, unlike our common stock, provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions, and, in some cases, major corporate announcements. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise would increase.

During the respective terms of the warrants and options granted or to be granted under our stock option plans or outside the plans, the holders thereof are given an opportunity to benefit from a rise in the market price of the common stock, with a resultant dilution of the interests of existing stockholders. The existence of these warrants and options could make it more difficult for us to obtain additional financing while such securities are outstanding. The holders may be expected to exercise their rights to acquire common stock and sell at a time when we would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these warrants and options.

Our common stock ranks junior to our outstanding shares of Series B preferred stock.

We currently have outstanding 203.667 shares of Series B preferred stock. These shares have an aggregate liquidation preference of $4.888 million. The shares being sold in this offering will rank junior to the Series B preferred stock in the event of our liquidation.

We may issue additional shares and dilute your potential ownership interest.

Some events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage. We may issue additional shares of common stock or preferred stock:

•	to raise additional capital or finance acquisitions;

•	upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock; and/or

•	in lieu of cash payment of dividends.

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	potential acquisitions or divestitures;

•	developments with respect to patents or proprietary rights;

•	announcements of technological innovations by us or our competitors;

•	announcements of new products, services, customers or new contracts by us or our competitors;

•	economic developments in the telecommunications or multimedia industries as a whole;

•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;

•	changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the occurrence of any of the risks described in these "Risk Factors."

In the past, following periods of volatility in the market price of the securities of companies in many industries, securities class action litigation has often been instituted against those companies. If we face such litigation in the future, it would result in substantial costs and a diversion of management attention and resources, which would negatively impact our business.

Our anti-takeover defense provisions may deter potential acquirors and may depress our stock price.

Our certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. These provisions provide for a classified board of directors and allow us to issue preferred stock with rights senior to those of our common stock and impose various procedural and other requirements that could make it more difficult for our stockholders to effect corporate actions.

Risks Related To Our Business

Our history of substantial net losses may continue indefinitely and may make it difficult to fund our operations.

Glowpoint was formed by the merger of All Communications Corporation and View Tech, Inc. in May 2000. We reported a substantial loss from operations in 2000, 2001, 2002 and 2003. We have publicly announced that we also expect to show a loss from operations for 2004. We cannot assure you that we will achieve revenue growth or profitability or generate positive cash flow on a quarterly or annual basis in the future, or at all. If we do not become profitable in the future, the value of our common stock may fall and we could have difficulty obtaining funds to continue our operations.

Our success is highly dependent on the evolution of our overall market.

The market for videoconferencing services is evolving rapidly. Although certain industry analysts project significant growth for this market, their projections may not be realized. Our Glowpoint network service utilizes IP (H.323) standards. As a result, our future growth, if any, will depend on the continued trend of businesses to migrate to IP (H.323) based standards and away from the older, less reliable Integrated Services Digital Network, or ISDN, technology. There can be no assurance that the market for our services will grow, that our services will be adopted, or that businesses will use IP (H.323) based videoconferencing equipment or our IP subscriber network. If we are unable to react quickly to changes in the market, if the market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, then we are unlikely to become or remain profitable.

We depend upon our network and facilities infrastructure.

Our success depends upon our ability to implement, expand and adapt our national network infrastructure and support services to accommodate an increasing amount of video traffic and evolving customer requirements at an acceptable cost. This has required and will continue to require that we enter into agreements with providers of infrastructure capacity, equipment, facilities and support services on an ongoing basis. We cannot assure you that any of these agreements can be obtained on satisfactory terms and conditions. We also anticipate that future expansions and adaptations of our network infrastructure facilities may be necessary in order to respond to growth in the number of customers served.

We depend upon suppliers and have limited sources of supply for some services.

We rely on other companies to supply some components of our network infrastructure and the means to access our network. Some of the products and services that we resell, and certain components that we require for our network, are available only from limited sources. We could be adversely affected if such sources were to become unavailable to us on commercially reasonable terms. We cannot assure you that, on an ongoing basis, we will be able to obtain third-party services cost-effectively and on the scale and within the timeframes we require, or at all. Failure to obtain or to continue to make use of such third-party services would have a material adverse effect on our business, financial condition and results of operations.

Our network could fail, which could negatively impact our revenues.

Our success depends upon our ability to deliver reliable, high-speed access to our partners' data centers and upon the ability and willingness of our telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. Our network and facilities, and other networks and facilities providing services to us, are vulnerable to damage, unauthorized access, or cessation of operations from human error and tampering, breaches of security, fires, earthquakes, severe storms, power losses, telecommunications failures, software defects, intentional acts of vandalism including computer viruses, and similar events, particularly if the events occur within a high traffic location of the network or at one of our data centers. The occurrence of a natural disaster or other unanticipated problems at the network operations center, key sites at which we locate routers, switches and other computer equipment that make up the backbone of our network infrastructure, or at one or more of our partners' data centers, could substantially and adversely impact our business. We cannot assure you that we will not experience failures or shutdowns relating to individual facilities or even catastrophic failure of the entire network. Any damage to or failure of our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business.

Our network depends upon telecommunications carriers who could become direct competitors and limit or deny us access to their network, which would have a material adverse effect on our business.

We rely upon the ability and willingness of certain telecommunications carriers and other corporations to provide us with reliable high-speed telecommunications service through their networks. While these organizations are presently focusing on the ISDN market, they may decide to enter the IP-based video communications market by providing video services over their network, in which case they would directly compete with us. If this occurs, we cannot assure you that these telecommunications carriers and other corporations would continue to provide service to us through their networks at reasonable prices, if at all. Failure to continue to be able to use such services would have a material adverse effect on our business.

We compete in a highly competitive market and many of our competitors have greater financial resources and established relationships with major corporate customers.

The video communications industry is highly competitive. A number of telecommunications carriers and other corporations, including AT&T, MCI, Sprint and some of the regional Bell companies, have entered into the video communications industry. Many of these organizations have substantially greater financial and other resources than us, furnish some of the same services provided by us, and have established relationships with major corporate customers that have policies of purchasing directly from them. We believe that as the demand for video communications systems continues to increase, additional competitors, many of which may have greater resources than us, will continue to enter the video communications market.

Our Glowpoint network has limited market awareness.

Our Glowpoint network was introduced in December 2000 and was only a small part of our operations until the sale of our video solutions business in September 2003. Our future success will be dependent in significant part on our ability to generate demand for our Glowpoint network and professional services. To this end, our direct marketing and indirect sales operations must increase market awareness of our network to generate increased revenue. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. All new hires will require training and will take time to achieve full productivity. We cannot be certain that our new hires will become as productive as necessary or that we will be able to hire enough qualified individuals or retain existing employees in the future. In January 2004, we began the relaunch of our video communications service. Our relaunch includes the introduction of new products and services, including subscription calling plans, CustomerPoint (a customer portal that provides subscribers with online access to their account information), and PartnerPoint (a sales agent portal that provides automated sales and marketing tools for our resellers). We cannot be certain that we will be successful in our efforts to market and sell our products and services, including our relaunch of our services and products, and if we are not successful in building market awareness and generating increased sales, future results of operations will be adversely effected.

As we expand our Glowpoint network and its use, any system failures or interruptions in our network may cause loss of customers.

Our success depends on the seamless, uninterrupted operation of our Glowpoint network and on the management of traffic volumes and route preferences over our network. As we continue to expand our network to increase both its capacity and reach, and as traffic volume continues to increase, we will face increasing demands and challenges in managing our capacity and traffic management systems. Any prolonged failure of our network or other systems or hardware that causes significant interruptions to our operations could seriously damage our reputation and result in customer attrition and financial loss.

We may be unable to adequately respond to rapid changes in technology.

The market for our Glowpoint network and related services is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. The introduction of products and services embodying new technology and the emergence of new industry standards may render our existing Glowpoint network and related services obsolete and unmarketable if we are unable to adapt to change. A significant factor in our ability to grow and to remain competitive is our ability to successfully introduce new products and services that embody new technology, anticipate and incorporate evolving industry standards and achieve levels of functionality and price acceptable to the market. If our Glowpoint network is unable to meet its specifications or if it is unable to keep pace with technological changes in the videoconferencing industry, our Glowpoint network could eventually become obsolete. We may be unable to allocate the funds necessary to upgrade our network as improvements in videoconferencing networking technologies are introduced. In the event that other companies develop more technologically advanced networks, our competitive position relative to such companies would be harmed.

CONCURRENT EXCHANGE OFFER

Concurrently with this offering, we are offering to exchange shares of our common stock and warrants for our outstanding Series B convertible preferred stock. We currently have 203.667 shares of Series B preferred stock outstanding with an aggregate stated value of $4.888 million. The dividend rate on the Series B preferred stock will increase from the current rate of 8% to 12% on July 22, 2005. In the exchange offer, we are offering shares of our restricted common stock, valued at $1.50 per share, plus five-year warrants with an exercise price of $2.40 per share in exchange for all outstanding shares of Series B preferred stock. We cannot assure you as to whether any or all of the holders of the Series B preferred stock will elect to participate in the exchange offer. The offering described in this prospectus supplement is not conditioned upon or otherwise related to the exchange offer.

THE OFFERING

Common stock offered	6,766,667 shares
Warrants to purchase common stock	2,706,667 shares
Warrant exercise price	$2.40 per share of common stock
Warrant expiration date	March 14, 2010
Common stock outstanding after the offering	44,867,857 shares
Nasdaq National Market symbol	GLOW

The table set forth above is based on 38,101,190 shares of common stock outstanding as of March 4, 2005 and assumes no exercise of outstanding options or warrants or the warrants offered hereby.

As of March 4, 2005, there were approximately 12,399,945 shares issuable upon exercise of options and warrants outstanding, of which approximately 10,938,763 shares were exercisable.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of securities in this offering will be approximately $9,389,500 after deducting financial advisor fees and estimated offering expenses payable by us. To the extent that the warrants are exercised by "cashless exercise," we will not receive any additional proceeds upon exercise of the warrants.

We intend to use the net proceeds from the sale of securities offered by this prospectus supplement and the accompanying prospectus for general corporate purposes, including working capital for our business and the repayment of certain outstanding indebtedness. Pending these uses, we intend to invest the proceeds of this offering in short-term, interest-bearing instruments or other investment-grade securities. We will retain broad discretion in allocating the net proceeds of this offering.

DESCRIPTION OF COMMON STOCK

For a description of our common stock, please read "Description of Common Stock" beginning on page 10 of the accompanying prospectus.

DESCRIPTION OF WARRANTS

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the warrants.

Warrants

Exercisability.    The warrants are exercisable, in whole or in part, at any time and from time to time during the period commencing on March 14, 2005 and ending on March 14, 2010. A holder may exercise a warrant by surrendering the warrant to us and either (i) paying us the aggregate exercise price for the shares being purchased or (ii) by "cashless exercise." "Cashless exercise" means that in lieu of paying the aggregate exercise price for the shares being purchased upon exercise of the warrant in cash, the holder will forfeit a number of shares underlying the warrant with a market value equal to such aggregate exercise price.

Exercise Price.    The exercise price per share of common stock underlying the warrants is $2.40, subject to adjustment as described below.

Adjustments.    The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised the warrants immediately prior to such reorganization event.

Fractional Shares.    No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a share of common stock.

Transferability.    A warrant may be transferred by a holder without our consent, upon surrender of the warrant to us, properly endorsed (by the holder executing an assignment in the form attached to the warrant) and upon payment of any necessary tax or other governmental charge imposed upon such transfer.

Ownership Cap and Exercise Restrictions.    Under the terms of each warrant, at no time may a holder of a warrant exercise the warrant if the acquisition of the number of shares being purchased would result in the holder owning more than 4.999% of the common stock then outstanding.

Listing.    The warrants will not be listed on any securities exchange or automated quotation system and we do not intend to arrange for any exchange or quotation system to list or quote the warrants.

PLAN OF DISTRIBUTION

The shares of common stock and warrants offered hereby are being offered for sale directly by us to several unrelated institutional investors. The price of the shares of common stock and warrants offered hereby was determined through negotiations between us and the purchasers.

Burnham Hill Partners, a division of Pali Capital, Inc. has been retained to act as our financial advisor in connection with potential capital raising activities, including interacting with potential investors regarding pricing and structuring of the shares and warrants to be issued in this offering. We have agreed to pay to the financial advisor a fee in the amount of $710,500 with respect to the sale of the shares and warrants offered hereby.

We expect to incur additional expenses in connection with this offering of approximately $50,000.

LEGAL MATTERS

The validity of our securities offered in this prospectus supplement and the accompanying prospectus has been passed upon for us by Morrison & Foerster LLP, New York, New York.

$100,000,000

Common Stock	Preferred Stock
Warrants	Debt Securities

We may offer and sell from time to time shares of common stock, shares of preferred stock, debt securities or warrants to purchase shares of common stock or preferred stock. We will provide the specific terms of the offering and sale of these securities in one or more supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities. We may sell any combination of the above described securities, in one or more offerings, up to a total aggregate public offering price of $100,000,000.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is quoted on the Nasdaq National Market under the symbol "GLOW". On April 2, 2004, the last reported sale price for the common stock on the Nasdaq National Market was $2.04 per share.

Investment in the securities being offered involves risks. See "Risk Factors" beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 16, 2004.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained in this prospectus and in the incorporated documents are reasonable, we cannot assure you that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth herein and for the reasons described elsewhere in this prospectus. These factors, risks and uncertainties include market acceptance and availability of new video communications services; the nonexclusive and terminable-at-will nature of our sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

i

SUMMARY

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf registration process, we intend to register securities for sale by us and to register securities for resale by the parties listed herein who acquired securities from us in transactions that were exempt from the registration requirements of the Securities Act of 1933, as amended. We may sell any combination of the securities described in this prospectus, jointly or independently, in one or more offerings. The total dollar amount of any securities sold by us under this prospectus shall not exceed $100,000,000. This prospectus provides you with a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement containing more specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus. This summary highlights selected information from this prospectus and does not contain all the information that may be important to you.

Glowpoint

Glowpoint, Inc., a Delaware corporation, provides comprehensive feature-rich video communications services with telephone-like reliability and ease-of-use on the industry's only carrier-grade, IP-based subscriber network that is designed exclusively for video communications. Our network spans 14 points of presence, or POPs, across three continents, enabling users to connect across the United States, as well as to virtually any business center around the world. Since launching our subscription service in late 2000, we have carried approximately 13 million minutes of video calls on behalf of over 270 customers. The growth of subscriptions was fairly steady through early 2003, when we determined that separating the video communications service from the equipment sales side of the business would open up a much larger distribution channel for our video communications service. On September 23, 2003, we completed the sale of our videoconferencing equipment business, which had previously been central to our operations, in order to focus solely on growing our video communications service. Our mission is to significantly improve the ease-of-use, cost-effectiveness, functionalities and quality of existing video communications in order to make it an integral part of business communications.

General Information

Our corporate offices are located at 225 Long Avenue, Hillside, New Jersey 07205. Our main telephone number is (973) 282-2000. Our principal website is www.glowpoint.com. Information contained on our website does not constitute part of this shelf registration statement.

The Securities We May Offer

We may offer up to $100,000,000 of common stock, preferred stock, warrants and debt securities in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, $.0001 par value, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stock holders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.

Preferred Stock

We may issue preferred stock in one or more series. Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or the winding up of Glowpoint, voting rights and rights to convert into common stock.

Warrants

We may issue warrants for the purchase of common stock or preferred stock. We may issue warrants independently or together with other securities.

Debt Securities

We may offer secured or unsecured obligations in the form of one or more senior or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities." The senior debt securities would have the same rank as all of our other unsubordinated debt. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities. We may issue debt securities that are convertible into shares of our common stock.

The senior and subordinated debt securities would be issued under separate indentures between us and a trustee.

General Provisions that Apply to Senior and Subordinated Debt

•	Debt may be issued in series with terms particular to each series.

•	The indentures will not limit the amount of debt that we may issue or generally provide holders any protection should there be a highly leveraged transaction involving us.

•	Each indenture will allow us to merge or to consolidate with another United States entity or convey, transfer or lease our properties and assets substantially as an entirety to another United States entity, as long as certain conditions are met. If these events occur, the other company will be required to assume our responsibilities on the debt securities, and we will be released from all liabilities and obligations, except in the case of a lease.

•	Each indenture will provide that we and the trustee may generally amend the indenture with the consent of holders of a majority of the total principal amount of the debt outstanding in any series to change certain of our obligations or your rights concerning the debt. However, to change the payment of principal or interest, to adversely affect the right to convert, or to change certain matters, every holder in that series must consent.

•	We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. The trustee would pay all amounts due to you on the debt from the deposited funds.

Events of Default

Each of the following will be an event of default under the indentures:

•	principal not paid when due;

•	any sinking fund payment not made when due;

•	failure to pay interest for 30 days;

•	covenants not performed for 90 days after notice; and

•	certain events of bankruptcy, insolvency or reorganization of us.

A prospectus supplement may describe deletions of, or changes or additions to, the events of default.

Remedies

Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare the outstanding principal and premium, if any, plus accrued and unpaid interest, if any, immediately payable. However, the holders of a majority in principal amount may, under certain circumstances, rescind this action. If a bankruptcy, insolvency or reorganization event of default were to occur, the principal amount and premium, if any, on all debt securities of that series, together with the accrued and unpaid interest, if any, will automatically become due and payable.

Indenture provisions that Apply Only to the Subordinated Debt Securities

The indenture for the subordinated debt securities will provide that the subordinated debt securities will be subordinated to all senior debt as defined in the subordinated indenture.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

December 31, 2003	December 31, 2002	December 31, 2001	December 31, 2000	December 31 1999
(320%)	(1,608%)	(1,552%)	(723%)	—

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before deciding whether to invest in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

Risks Related to this Offering

We do not pay cash dividends.

We have never paid dividends on our common stock and do not presently intend to pay any dividends on our common stock in the foreseeable future. Under the terms of our Series B preferred stock, we are obligated to pay cumulative preferential dividends at a rate of 8% per annum of the stated value of $24,000 per share commencing on January 22, 2004, and at a rate of 12% per annum commencing on July 22, 2005, payable in cash or common stock annually to holders of Series B preferred stock, and are limited in our ability to pay dividends to holders of our common stock.

Sales of our common stock may cause our stock price to decline.

The sale of shares of our common stock in the future, including the shares covered by this prospectus, may also have an adverse effect on the price of our common stock. If we sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

The exercise of outstanding options and or warrants could result in substantial numbers of additional shares being issued, which will dilute your potential ownership interest and may cause our stock price to decline.

As of March 15, 2004, there were outstanding warrants to acquire an aggregate of approximately 5,654,481 shares of common stock, and there were outstanding options to acquire an aggregate of approximately 5,820,739 shares of common stock. If exercised, these securities will dilute your percentage ownership of common stock. Certain of these securities, unlike our common stock, provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions, and, in some cases, major corporate announcements. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise would increase.

During the respective terms of the warrants and options granted or to be granted under our stock option plans or outside the plans, the holders thereof are given an opportunity to benefit from a rise in the market price of the common stock, with a resultant dilution of the interests of existing stockholders. The existence of these warrants and options could make it more difficult for us to obtain additional financing while such securities are outstanding. The holders may be expected to exercise their rights to acquire common stock and sell at a time when we would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these warrants and options.

Our common stock ranks junior to our outstanding shares of Series B preferred stock.

We currently have outstanding 203.667 shares of Series B preferred stock. These shares have an aggregate liquidation preference of $4.89 million. The shares to be sold in this offering will rank junior to the Series B preferred stock in the event of our liquidation.

We may issue additional shares and dilute your potential ownership interest.

Some events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage. We may issue additional shares of common stock or preferred stock:

•	to raise additional capital or finance acquisitions;

•	upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock; and/or

•	in lieu of cash payment of dividends.

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	potential acquisitions or divestitures;

•	developments with respect to patents or proprietary rights;

•	announcements of technological innovations by us or our competitors;

•	announcements of new products, services, customers or new contracts by us or our competitors;

•	economic developments in the telecommunications or multimedia industries as a whole;

•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;

•	changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the occurrence of any of the risks described in these "Risk Factors."

In the past, following periods of volatility in the market price of the securities of companies in many industries, securities class action litigation has often been instituted against those companies. If we face such litigation in the future, it would result in substantial costs and a diversion of management attention and resources, which would negatively impact our business.

Our anti-takeover defense provisions may deter potential acquirors and may depress our stock price.

Our certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. These provisions provide for a classified board of directors and allow us to issue preferred stock with rights senior to those of our common stock and impose various procedural and other requirements that could make it more difficult for our stockholders to effect corporate actions.

Risks Related to Our Business

A small number of resellers and sales channels account for a significant portion of our sales.

We rely on a small number of resellers and sales channels for a significant portion of our sales for our Glowpoint network. Our reseller and sales agent agreements are nonexclusive and terminable at will. The nonexclusive and terminable at will nature of our reseller and sales agent agreements would allow our key resellers and sales agents to enter into similar agreements with our competitors or to terminate our agreements altogether without notice. Reduced or discontinued sales of our Glowpoint network by a reseller or other sales channel could have a material effect on our revenues and our business.

Our history of substantial net losses may continue indefinitely and may make it difficult to fund our operations.

Glowpoint was formed by the merger of All Communications Corporation and View Tech, Inc. in May 2000. We reported a substantial loss from operations in 2000, 2001, 2002 and 2003. We cannot assure you that we will achieve revenue growth or profitability or generate positive cash flow on a quarterly or annual basis in the future, or at all. If we do not become profitable in the future, the value of our common stock may fall and we could have difficulty obtaining funds to continue our operations.

Our success is highly dependent on the evolution of our overall market.

The market for videoconferencing services is evolving rapidly. Although certain industry analysts project significant growth for this market, their projections may not be realized. Our Glowpoint network service utilizes IP (H.323) standards. As a result, our future growth, if any, will depend on the continued trend of businesses to migrate to IP (H.323) based standards and away from the older, less reliable Integrated Services Digital Network, or ISDN, technology. There can be no assurance that the market for our services will grow, that our services will be adopted, or that businesses will use IP (H.323) based videoconferencing equipment or our IP subscriber network. If we are unable to react quickly to changes in the market, if the market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, then we are unlikely to become or remain profitable.

We depend upon our network and facilities infrastructure.

Our success depends upon our ability to implement, expand and adapt our national network infrastructure and support services to accommodate an increasing amount of video traffic and evolving customer requirements at an acceptable cost. This has required and will continue to require that we enter into agreements with providers of infrastructure capacity, equipment, facilities and support services on an ongoing basis. We cannot assure you that any of these agreements can be obtained on satisfactory terms and conditions. We also anticipate that future expansions and adaptations of our network infrastructure facilities may be necessary in order to respond to growth in the number of customers served.

We depend upon suppliers and have limited sources of supply for some services.

We rely on other companies to supply some components of our network infrastructure and the means to access our network. Some of the products and services that we resell, and certain components that we require for our network, are available only from limited sources. We could be adversely affected if such sources were to become unavailable to us on commercially reasonable terms. We cannot assure you that, on an ongoing basis, we will be able to obtain third-party services cost-effectively and on the scale and within the timeframes we require, or at all. Failure to obtain or to continue to make use of such third-party services would have a material adverse effect on our business, financial condition and results of operations.

Our network could fail, which could negatively impact our revenues.

Our success depends upon our ability to deliver reliable, high-speed access to our partners' data centers and upon the ability and willingness of our telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. Our network and facilities, and other networks and facilities providing services to us, are vulnerable to damage, unauthorized access, or cessation of operations from human error and tampering, breaches of security, fires, earthquakes, severe storms, power losses, telecommunications failures, software defects, intentional acts of vandalism including computer viruses, and similar events, particularly if the events occur within a high traffic location of the network or at one of our data centers. The occurrence of a natural disaster or other unanticipated problems at the network operations center, key sites at which we locate routers, switches and other computer equipment that make up the backbone of our network infrastructure, or at one or more of our partners' data centers, could substantially and adversely impact our business. We cannot assure you that we will not experience failures or shutdowns relating to individual facilities or even catastrophic failure of the entire network. Any damage to or failure of our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business. In addition, we rely on MCI for a portion of our Internet network, and, although we have backup network access with other providers, MCI's recent financial difficulties could undermine its performance and have a material effect on our network.

Our network depends upon telecommunications carriers who could become direct competitors and limit or deny us access to their network, which would have a material adverse effect on our business.

We rely upon the ability and willingness of certain telecommunications carriers and other corporations to provide us with reliable high-speed telecommunications service through their networks, including MCI. While these organizations are presently focusing on the ISDN market, they may decide to enter the IP-based video communications market by providing video services over their network, in which case they would directly compete with us. If this occurs, we cannot assure you that these telecommunications carriers and other corporations would continue to provide service to us through their networks at reasonable prices, if at all. Failure to continue to be able to use such services would have a material adverse effect on our business.

We compete in a highly competitive market and many of our competitors have greater financial resources and established relationships with major corporate customers.

The video communications industry is highly competitive. A number of telecommunications carriers and other corporations, including AT&T, MCI, Sprint and some of the regional Bell companies, have entered into the video communications industry. Many of these organizations have substantially greater financial and other resources than us, furnish some of the same services provided by us, and have established relationships with major corporate customers that have policies of purchasing directly from them. We believe that as the demand for video communications systems continues to increase, additional competitors, many of which may have greater resources than us, will continue to enter the video communications market.

The sale of our Video Solutions business exposes us to contingent liabilities.

In connection with the sale of our Video Solutions business to an affiliate of Gores Technology Group, or Gores, in September 2003, we undertook to indemnify Gores for any losses from breaches of our representations or warranties that occur within 18 months after the closing date of the sale. Our indemnification obligations are limited by an overall cap of forty percent of the purchase price, without giving effect to any post-closing earnout consideration, or $9.2 million. For example, an indemnification claim by Gores might result if we were inaccurate in any of our representations about the assets comprising our Video Solutions business. Although we know of no breaches of our representations or warranties, the payment of any such indemnification obligations would adversely impact our cash resources and our ability to pursue other opportunities.

Our business is now entirely dependent on the success of our video network business, which historically only represented a small percentage of our annual revenues.

The Video Solutions business we sold pursuant to an asset sale in September 2003 represented 90 to 95 percent of our annual revenues in each of the past two years. Our business following the asset sale is less diversified, leaving us entirely dependent on the performance of our video network business, which primarily represents contributions from our Glowpoint network and is now our main operating unit. Our video network business has a limited operating history and has only represented a small percentage of our periodic and historical revenues to date. If we fail to effectively market, sell and implement our Glowpoint network or if the videoconferencing industry does not respond as favorably as anticipated to our Glowpoint network, our business will be materially adversely affected.

Our success following the sale of our Video Solutions business depends on the success of our new business model.

Since the sale of our Video Solutions business, we have a very different strategic focus requiring us to devote substantially all of our efforts and resources on building out, marketing and servicing our Glowpoint network. Internal changes resulting from the business restructuring announced by us during 2002 are substantially complete, but many factors may negatively impact our ability to implement our strategic focus, including our ability or possible inability to manage the implementation and development of our Glowpoint network business, sustain the productivity of our workforce and retain key employees, manage operating expenses and quickly respond to and recover from unforeseen events in the future. Our business, results of operations or financial condition could be materially adversely effected if are unable to retain key employees, manage our operating expenses or quickly respond to and recover from unforeseen events associated with any future restructuring efforts.

Our Glowpoint network has limited market awareness.

Our Glowpoint network was introduced in December 2000 and was only a small part of our operations until the sale of our Video Solutions business. Our future success will be dependent in significant part on our ability to generate demand for our Glowpoint network and professional services. To this end, our direct marketing and indirect sales operations must increase market awareness of our network to generate increased revenue. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers All new hires will require training and will take time to achieve full productivity. We cannot be certain that our new hires will become as productive as necessary or that we will be able to hire enough qualified individuals or retain existing employees in the future. In January 2004, we began the relaunch of our video communications service. Our relaunch includes the introduction of new products and services, including subscription calling plans, CustomerPoint (a customer portal that provides subscribers with online access to their account information), and PartnerPoint (a sales agent portal that provides automated sales and marketing tools for our resellers). We cannot be certain that we will be successful in our efforts to market and sell our products and services, including our relaunch of our services and products, and if we are not successful in building market awareness and generating increased sales, future results of operations will be adversely effected.

As we expand our Glowpoint network and its use, any system failures or interruptions in our network may cause loss of customers.

Our success depends on the seamless, uninterrupted operation of our Glowpoint network and on the management of traffic volumes and route preferences over our network. As we continue to expand our network to increase both its capacity and reach, and as traffic volume continues to increase, we will face increasing demands and challenges in managing our capacity and traffic management systems. Any prolonged failure of our network or other systems or hardware that causes significant interruptions to our operations could seriously damage our reputation and result in customer attrition and financial loss.

We may be unable to adequately respond to rapid changes in technology.

The market for our Glowpoint network and related services is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. The introduction of products and services embodying new technology and the emergence of new industry standards may render our existing Glowpoint network and related services obsolete and unmarketable if we are unable to adapt to change. A significant factor in our ability to grow and to remain competitive is our ability to successfully introduce new products and services that embody new technology, anticipate and incorporate evolving industry standards and achieve levels of functionality and price acceptable to the market. If our Glowpoint network is unable to meet its specifications or if it is unable to keep pace with technological changes in the videoconferencing industry, our Glowpoint network could eventually become obsolete. We may be unable to allocate the funds necessary to upgrade our network as improvements in videoconferencing networking technologies are introduced. In the event that other companies develop more technologically advanced networks, our competitive position relative to such companies would be harmed.

USE OF PROCEEDS

Each time we sell our securities, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from each offering.

In general, we intend to use the net proceeds from the sale of our securities for working capital and general corporate purposes. General corporate purposes may include capital expenditures, sales and marketing, investments in technology, acquisitions and any other purpose that we may specify in any prospectus supplement. We have not determined the amount of net proceeds to be used for any specific purpose. The amount actually extended for each purpose may vary significantly depending on numerous factors, including the amount and timing of the proceeds of this offering, market acceptance of the Glowpoint network, technological advances and the availability of suitable acquisition candidates.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transaction

•	through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; and

•	through a combination of any of these methods of sale.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; and

•	at negotiated prices.

We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this prospectus.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

In connection with the offering of certain offered securities, certain persons participation in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities of our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase the offered securities in the open market.

All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

GENERAL DESCRIPTION OF SECURITIES

We may offer under this prospectus shares of common stock, shares of preferred stock, debt securities, warrants to purchase common stock or preferred stock or any combination of the foregoing, either individually or as units consisting of one or more securities. The aggregate offering price of securities offered by us under this prospectus will not exceed $100,000,000. If securities are offered as units, we will describe the terms of the units in a prospectus supplement.

This section describes the general terms and provisions of the securities. The applicable prospectus supplement will describe the specific terms of the securities offered through that prospectus supplement as well as any of the general terms described below that will not be applicable to the securities offered.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock, par value $.0001 per share. At the close of business on March 30, 2004, there were 37,357,583 shares of our common stock outstanding. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then outstanding shares of preferred stock, holders of common stock are entitled to dividends that the board of directors may declare. The decision to declare dividends is made by the board of directors in its sole discretion, but the board of directors may declare dividends only if there are funds legally available to pay for the dividends. Holders of common stock are entitled to share ratably in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of common stock have no preemptive rights to purchase shares of our stock. Shares of common stock are not subject to any redemption provisions and are not convertible into any of our other securities.

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. Our common stock is traded on the Nasdaq National Market under the symbol "GLOW". Our intention to list for trading other securities that are issued under this prospectus will be described in the appropriate prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

Pursuant to our certificate of incorporation, as amended, the board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock. The board of directors may issue this stock in one or more series and may fix the rights, preferences, privileges and restrictions of this stock. Some of the rights and preferences that the board of directors may designate include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. The board of directors may determine the number of shares constituting any series or the designation of such series. Any or all of the rights and preferences selected by the board of directors may be greater than the rights of the common stock.

Series B Preferred Stock

We currently have outstanding 203.667 shares of Series B convertible preferred stock. These shares have an aggregate liquidation preference of $4.89 million.

Dividends

The holders of the Series B preferred stock are entitled to receive, out of any assets at the time legally available and when and as declared by our Board, dividends at the rate of 8% per year, increasing to the rate of 12% per year on July 22, 2005. Dividends are payable annually at our option in cash or shares of our common stock, valued at the market price at the time of payment. Dividends on the Series B preferred stock accrue whether or not we have earnings and whether or not dividends are declared. For so long as we fail to pay any dividends on the Series B preferred stock for any dividend period, no dividends or other distributions may be declared or paid or set apart for payment upon shares ranking junior to the series B preferred stock.

Liquidation Rights

If our voluntary or involuntary dissolution, liquidation or winding up occurs, the holders of the Series B preferred stock will be entitled to receive, out of assets available for distribution to stockholders, a liquidation preference of $24,000 per share, plus accrued and unpaid dividends, before any distribution of assets is made to holders of shares junior to the Series B preferred stock.

Voting Rights

Except as required by law, the holders of the Series B preferred stock have no voting rights except that we may not issue securities ranking senior or pari passu with the Series B preferred stock without the affirmative vote or consent of the holders of at least 75% of the outstanding shares of Series B preferred stock.

Conversion

The Series B preferred stock is convertible at any time at the option of the holder into shares of our common stock. Based on the current conversion price of $2.40, each outstanding share of Series B preferred stock is convertible into 10,000 shares of common stock. If the market price of our common stock exceeds $4.80 for ten consecutive trading days, we can require the holders to convert the Series B preferred stock into common stock. The conversion price for the Series B preferred stock is subject to adjustment upon the occurrence of customary anti-dilution events such as stock splits and combinations, dividends and other distributions on our common stock, reclassifications, reorganizations, mergers and issuances of our common stock at a price lower than the then applicable conversion prices.

Redemption

The holders of the Series B preferred stock can require us to redeem their shares of Series B preferred stock at stated value plus accrued and unpaid dividends if a third party that is not affiliated with us or any holders of the Series B preferred stock acquires more than 50% of our outstanding voting securities.

We can redeem all or any portion of the Series B preferred stock at our option at a purchase price of 110% of stated value plus accrued and unpaid dividends.

Preferred Stock Offered

The applicable prospectus supplement will set forth the number of shares, particular designation, relative rights and preferences and the limitations of any series of preferred stock in respect of which this prospectus is delivered. The particular terms of any such series will include the following:

•	the maximum number of shares to constitute the series and the designation of such series;

•	the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, whether dividends will be cumulative and whether such dividends shall be paid in cash, shares of common stock or otherwise;

•	whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

•	the liquidation preference, if any, applicable to shares of the series;

•	whether the shares of the series will be subject to operation of a retirement or sinking fund and if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

•	the terms and conditions, if any, on which the share of the series shall be convertible into, or exchangeable for, shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion of exchange and the method, if any, of adjusting the same;

•	the voting rights, if any, of the shares of the series;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	a discussion of United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any listing of the shares of the series on a securities exchange; and

•	any other preferences and relative, participating, optional or other rights or qualifications, limitations or restrictions.

The summary in this prospectus or any prospectus supplement is not complete. For a complete description, you should refer to the certificates of designation establishing a particular series of preferred stock, which will be filed with the Commission in connection with the offering of the preferred stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such offered securities. Each series of warrants will be issued under a separate warrant agreement. This summary of some provisions of the warrants is not complete. You should refer to the warrant agreement relating to the specific warrants being offered for the complete terms of the warrants. The warrant agreements will be filed with the Commission in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the securities (which may include shares of common stock or preferred stock) for which the warrants are exercisable;

•	the number of shares of common stock or preferred stock for which each warrant is exercisable;

•	the exercise price for the warrants, including any changes to or adjustments in the exercise price;

•	if applicable, the designation and terms of the series of preferred stock with which the warrants are issued;

•	the number of warrants issued with each share of common stock or preferred stock;

•	if applicable, the date on and after which the warrants and the related common stock or preferred stock will be separately transferable;

•	any listing of the warrants on a securities exchange;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures; if any;

•	if applicable, a discussion of material United States federal income tax consequences and other special considerations with respect to any warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such warrants.

Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF DEBT SECURITIES

The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called indentures in this description. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words "GlowPoint," "we" "us" or "our" refer only to GlowPoint, Inc. and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superceded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•	the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•	if applicable, whether the debt securities shall be subject to the defeasance provisions described below under "Satisfaction and discharge; defeasance" or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under "Subordinated debt securities";

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

Initially, we will appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

Payment and paying agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The trustee will be designated as our initial paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due;

will be repaid to us.

Thereafter, the holder may look only to us for such payment.

No protection in the event of a change of control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any financial or restrictive covenants.

Consolidation, merger and sale of assets

Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other entity, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any entity, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

(1)	we fail to pay principal of or any premium on any debt security of that series when due;

(2)	we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

(3)	we fail to deposit any sinking fund payment when due;

(4)	we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

(5)	specific events including our bankruptcy, insolvency or reorganization.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least a 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under "Subordinated debt securities."

After acceleration, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under specific circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)	the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting or facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture will contain a provision that permits us to elect either or both of the following:

•	We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•	We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

"Foreign government obligations" means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•	direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No personal liability of directors, officers, employees and shareholders.

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures will provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

The indentures will limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

The trustee will be permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

Subordinated debt securities

The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we will also not be able to make payment on the subordinated debt securities if:

•	a default in our obligations to pay principal, premium, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

•	any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, which we refer to as a non-payment default, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture.

We will resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist, and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

No new payment blockage period may commence on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under "—Satisfaction and discharge; defeasance," if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

"Designated senior debt" means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the subordinated indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

"Indebtedness" means the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture for such series of securities or thereafter created, incurred or assumed:

•	our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

•	all of our obligations for money borrowed;

•	all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

•	our obligations:

•	as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, or

•	as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

•	all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all of our obligations with respect to letters of credit, bankers' acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

•	all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•	all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, of for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•	renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

"Senior debt" means the principal of, premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable in connection with, our indebtedness. Senior debt shall not include:

•	any debt or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide it shall not be senior in right of payment to the subordinated debt securities or expressly provide that such indebtedness is on the same basis or "junior" to the subordinated debt securities; or

•	debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

"Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more or our other subsidiaries or by a combination of us and our other subsidiaries. For purposes of this definition, "voting stock" means stock or other similar interests to us which ordinarily has or have voting power for the election of directors, or persons performing similar functions, whether at all times or only so long as no senior class of stock or other interests has or have such voting power by reason of any contingency.

EXPERTS

Our audited consolidated financial statements incorporated by reference in this prospectus to our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Legal matters with respect to the validity of the securities offered hereby are being passed upon by Morrison & Foerster LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the securities offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. You may read and copy the registration statement, including exhibits, without charge at the Commission's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W. in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are available to the public at the Commission's website at http://www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith we file annual and quarterly reports, proxy statements and other information with the Commission. These reports, proxy statements and other information are available for inspection and copying at the Commission's public reference rooms and the Commission's website referred to above.

The Commission allows us to "incorporate" into this prospectus information that we file with the Commission in other documents. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the Commission in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference our documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the sale of all shares covered by this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

2.	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 4, 2004.

3.	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 30, 2004.

4.	The description of our common stock contained in our registration statement on Form 8-A, filed with the Commission on May 14, 1998, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Glowpoint Inc.
225 Long Avenue
Hillside, New Jersey 07205
Attention: Investor Relations
Telephone: (973) 282-2000

$100,000,000

Common Stock
Preferred Stock
Warrants
Debt Securities